EXHIBIT 99.1

Contacts:	Leiv Lea Pharmacyclics, Inc. (408) 774-0330 Carolyn Bumgardner Wang WeissComm Partners (415) 946-1065

PHARMACYCLICS ANNOUNCES UNDERWRITERS' EXERCISE OF
OVER-ALLOTMENT OPTION

Sunnyvale, CA, November 16, 2006 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced that the underwriters of their previously announced underwritten public offering of 4,200,000 shares of common stock have exercised their option to purchase the entire over-allotment consisting of 630,000 shares of common stock. The closing of this additional purchase option is expected to take place on November 21, 2006 and will increase the aggregate number of shares sold in this offering to 4,830,000 and the aggregate net proceeds of the offering, after deducting underwriting discounts and commissions and estimated offering expenses, to $21,305,950.

RBC Capital Markets Corporation and Thomas Weisel Partners LLC acted as joint lead managers and joint book-runners of the public offering. Copies of the prospectus supplement and the accompanying prospectus can be obtained from RBC's prospectus department at One Liberty Plaza 165 Broadway, New York, NY 10006, fax number: 212-428-6260, or Thomas Weisel Partners' prospectus department at One Montgomery Street, San Francisco, CA 94104, fax number 415-364-2799. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which have been filed with the Securities and Exchange Commission.

A shelf registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on February 18, 2004. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Pharmacyclics

Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and other serious diseases.

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